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                                                                     Exhibit 4.3

                                                               EXECUTION VERSION

                   AGREEMENT BETWEEN OPERATING PARTNERSHIPS

            This Agreement Between Operating Partnerships (this "Agreement") is made as of September 24, 1998 by and among Simon Property Group, L.P. (formerly known as Simon-DeBartolo Group, L.P.), a Delaware limited partnership (the "Simon Group Partnership"), SPG Realty Consultants, L.P., a Delaware limited partnership (the "SRC Partnership"), Simon Property Group, Inc., a Delaware corporation ("Simon Group"), and SPG Realty Consultants, Inc. (formerly known as Corporate Realty Consultants, Inc.), a Delaware corporation ("SPG Realty"). Unless otherwise indicated, capitalized terms used herein are used herein as defined in Section 3.

            WHEREAS, the parties hereto are entering into this Agreement in connection with the rights held by the limited partners of Simon Group Partnership and the SRC Partnership to tender Units of the Simon Group Partnership ("Simon Group Units") and Units of the SRC Partnership ("SRC Units" and, together with the Simon Group Units, the "Simon Units"), respectively, in exchange for either Paired Shares or cash;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

            SECTION 1.  AGREEMENT UPON EXCHANGE.

            Within nine (9) days after the valid tender of Simon Units pursuant to each of (i) the Sixth Amended and Restated Limited Partnership Agreement of the Simon Group Partnership, dated as of September 24, 1998 (the "Simon Group Partnership Agreement"), and (ii) the Limited Partnership Agreement of the SRC Partnership, dated as of September 24, 1998 (the "SRC Partnership Agreement"), Simon Group and SPG Realty shall make an election to pay for any of such Simon Units by delivering either Paired Shares or cash. Such election shall be made pursuant to an agreement as to such election between Simon Group and SPG Realty. If Simon Group and SPG Realty do not agree upon the form of consideration for any Simon Unit within such 9-day period, they shall be deemed to have elected to pay for such Simon Units by delivering cash.

            SECTION 2.  REDEMPTION.

            With respect to Section 4.4 of each of the Simon Group Partnership Agreement and the SRC Partnership Agreement, (i) Simon Group and SPG Realty agree that if the Managing General Partner (as defined in the Simon Group Partnership Agreement) shall redeem any of its outstanding Shares (as defined in the Simon Group Partnership Agreement), the Managing General Partner (as defined in the SRC Partnership Agreement) shall redeem a pro
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rata amount of its outstanding Shares (as defined in the SRC Partnership
Agreement), and (ii) if the Managing General Partner (as defined in the SRC Partnership Agreement) shall redeem any of its outstanding Shares (as defined in the SRC Partnership Agreement), the Managing General Partner (as defined in the Simon Group Partnership Agreement) shall redeem a pro rata amount of its outstanding Shares (as defined in the Simon Group Partnership Agreement).

            SECTION 3.  DIVIDEND REINVESTMENT PLAN.

            With respect to Section 4.5 of each of the Simon Group Partnership Agreement and the SRC Partnership Agreement, Simon Group and SPG Realty agree that all amounts received by each of Simon Group and SPG Realty in respect of its dividend reinvestment plan shall be, pursuant to an agreement between such parties, either (i) used to effect open market purchases of Paired Shares or
(ii) upon issuance of additional Paired Shares, contributed to the respective parties in exchange for additional Simon Units. If Simon Group and SPG Realty do not agree within a reasonable period of time, they shall be deemed to have elected to use such amounts to effect open market purchases of Paired Shares.

            SECTION 4.  DEFINITIONS.  For purposes of this Agreement:

            "Paired Share" means one share of Simon Group Common Stock and a pro rata Trust Interest.

            "Partnership Agreements" mean the Simon Group Partnership Agreement and the SRC Partnership Agreement.

            "Simon Group Common Stock" means the shares of Common Stock, par value $0.0001 per share, of Simon Group.

            "SRC Shares" means the Common Stock, par value $0.0001 per share, of SPG Realty.

            "Trust" shall mean the trust owning all of the outstanding SRC Shares subject to a trust agreement between certain stockholders of Simon Group, a trustee and SPG Realty pursuant to which all shareholders of Simon Group are beneficiaries of such Trust.

            "Trust Interest" shall mean a beneficial interest in one or more Trusts associated with or attached to a SRC Share.

            SECTION 5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement shall be for the
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benefit of and enforceable by any current and subsequent holder of any Simon
Units.

            SECTION 6. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when Simon Group, SPG Realty, Simon Group Partnership, and SRC Partnership shall have each executed a counterpart of this Agreement.

            SECTION 7. TITLES AND HEADINGS. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            SECTION 8. GOVERNING LAW. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the internal laws of the State of Delaware, without regard to principles of conflicts of laws as applied in the State of Delaware or any other jurisdiction which, if applied, would result in the application of any laws other than the internal laws of the State of Delaware.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or by their duly authorized officers, all as of the date first above written.

                                    SIMON PROPERTY GROUP, L.P.

                                    By:  Simon Property Group, Inc., as
                                         Managing General Partner



                                    By:  /s/ David Simon
                                        -------------------------------
                                      Name:  David Simon
                                      Title: Chief Executive Officer



                                    SPG REALTY CONSULTANTS, L.P.,

                                    By:  SPG Realty Consultants, Inc., as
                                         Managing General Partner



                                    By:  /s/ David Simon
                                         -------------------------------
                                      Name:  David Simon
                                      Title: Chief Executive Officer
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                                    SIMON PROPERTY GROUP, INC.



                                    By:  /s/ David Simon
                                        -------------------------------
                                        Name:  David Simon
                                        Title: Chief Executive Officer



                                    SPG REALTY CONSULTANTS, INC.



                                    By:  /s/ David Simon
                                        -------------------------------
                                        Name:  David Simon
                                        Title: Chief Executive Officer